EXHIBIT 10.4

AGREEMENT

This Agreement is made and entered into in Westborough, Massachusetts, by and among Xerium Technologies, Inc. (the “Company”), a Delaware corporation with its principal place of business at Westborough, Massachusetts, Xerium Germany Holding GmbH and Josef Mayer of Blaustein, Germany (the “Mr. Mayer”), effective as of the              day of                     , 2005. Reference is made to the Managing Director Service Contract between Mr. Mayer and Xerium Germany Holding GmbH as evidenced by the employment contract between Mr. Mayer and Wangner Beteiligungs GmbH, which became valid May 1, 2001, and the agreement transferring Mr. Mayer’s employment to Xerium Germany Holding GmbH effective as of January 2, 2005 (collectively, the “Managing Director Service Contract”).

WHEREAS, this Agreement is not intended to amend the Managing Director Service Contract except as expressly set forth herein;

WHEREAS, this Agreement intends to treat Mr. Mayer as an executive of the Company only with respect to monies paid to Mr. Mayer as transactional bonus in connection with Company’s initial public offering, all loans to him that were, are, or will be forgiven in connection with the Company’s public offering and any tax gross-up payments with respect thereto, and certain amounts related to the management incentive compensation plans of the Company;

WHEREAS, this Agreement does not create or purport to create an employment or service relationship between Mr. Mayer and the Company;

The parties agree as follows:

1.	If Mr. Mayer shall terminate his employment/managing director service relationship with Xerium Germany Holding GmbH prior to the completion of eighteen (18) months following the date of this Agreement, then he shall immediately forfeit and return to the Company: (i) the gross amount of all monies paid to him as a transactional bonus in connection with the Company’s initial public offering; (ii) the gross amount of all loans to him that were forgiven in anticipation of the Company’s initial public offering in April 2004 and the tax gross-up payment with respect thereto; and (iii) the amount paid on or about April 14, 2005 in consideration of the fact that Mr. Mayer will no longer participate in the Company’s previously existing cash management incentive compensation plans and in connection with the adoption of the Senior Executive Annual Incentive Plan. Failure by Mr. Mayer to make due repayment of such amount within ten (10) days of the Company’s demand for same shall authorize the Company to commence a civil proceeding for the same, in which event Mr. Mayer shall be liable for all reasonable costs and attorney’s fees incurred by the Company in connection herewith.

2.	The provisions of the Managing Director Service Contract shall remain unaffected, except as follows:

(i)	Section III (2) is amended to read as follows:

The employee shall receive an annual management bonus according to the Xerium Technologies, Inc. (“XTI”) annual cash bonus plan from time to time in effect for senior executives of XTI generally, it being understood that effective                              , 2005, the Company plans to establish a single such plan called the Senior Executive Annual Incentive Plan. The amount and the criteria for entitlement to the annual management bonus shall be determined by the shareholder of the Company, or by the compensation committee of the Board of Directors of XTI as such shareholder’s designee on an annual basis. A paid bonus does not represent an automatic entitlement for one or the following years.

(ii)	The references to MIC in Section IV and Section VII shall be deemed to be references to annual cash bonus plans of XTI.

3.	This Agreement may be amended or modified only by a written instrument signed by Mr. Mayer and by an expressly authorized representative of each of the Company and Xerium Germany Holding GmbH.

4.	This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

5.	This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Mr. Mayer, as of the date first above written.

Josef Mayer

XERIUM TECHNOLOGIES, INC.

By:

Name:

Title:

XERIUM GERMANY HOLDING GMBH

By:

Name:

Title:

Employment Contract

between

Wangner Beteiligungs GmbH

Föhrstraße 39, D-72760 Reutlingen

(in the following called “the Company”) and

Herrn Mag. Josef Mayer

Hauptstraße 4, A-7442 Langeck

(in the following called “employee”)

as follows:

I.

Position and Scope of Duties

1. The employee shall be employed for the overall technical and commercial leadership and responsibility as “Geschäftsführer” (= Managing Director) of the Company and of any successors of the Company with the right of joint signature as per German legislature. The Company is a subsidiary company of Xerium S.A. Wangner Service GmbH is currently the major shareholder of the Company.

2. Initially, the employee shall represent the Company jointly. The Company reserves the right to appoint more than one Managing Director, which case does not affect the scope of the overall technical and commercial leadership and responsibility of the employee.

3. The employee shall conduct the business of the Company with the care of a diligent businessman in accordance with the legal provisions, the provisions of the Company’s Articles of Incorporation and in accordance with the general or specific directions and instructions of the shareholder.

4. The employee shall devote all of his working time to the business of the Company. Any other paid or unpaid secondary occupation, especially the acceptance of positions on Boards or similar mandates requires the prior approval of the Company. The approval may be withheld without the requirement of giving any reason.

Scientific and literary activities shall be permitted under the condition that they do not impair the employee’s work and give no reason to disclose confidential information to the detriment of the Company.

II.

Duration of the Contract

1. This employment contract shall become valid on May 1st, 2001 and shall remain in force for an indefinite period of time. The employment shall terminate automatically without any further notice when the employee reaches the mandatory full retirement age (currently upon attaining the age of 65 years). This contract may be terminated with effect of June 30th or December 31st by giving 12 (twelve) months prior notice.

2. For its effectiveness, any termination shall be in writing.

3. Upon receipt of the notice of termination by the employee, the Company is in its discretion entitled to release the employee from his duties permanently or temporarily provided his salary is continued to be paid.

4. The right to terminate this employment contract without notice for good cause is not restricted by the foregoing provisions. Good cause would for instance be continued failure to conduct the business of the Company in a diligent and orderly manner, severe violations of the legal duties or the instructions of the shareholder or the liquidation of the Company.

III.

Compensation, Benefits

The employee shall receive an annual gross salary of DEM 350,000.– (three hundred fifty thousand), payable in 12 (twelve) equal monthly instalments at the end of each month.

The Company’s shareholder will review annually whether, and to what extent, an increase of this salary and/or the management bonus level (amount (refer to III./2. below) would be appropriate.

The Company shall bear the cost of statutory social security contributions to be borne by an employer, i.e., currently pension fund, nursing care insurance, unemployment insurance, and health insurance contributions.

In so far as the employee is exempt from the obligation to maintain any such insurance and/or the employee chooses to enter into another insurance instead of the statutory insurance, then the Company shall reimburse the cost thereof up to the maximum employer contribution under the statutory insurance scheme. This shall not apply to unemployment insurance.

The payment of the above annual gross salary shall reimburse the employee for all activities, including those outside of standard working hours.

2. The employee shall receive an annual management bonus (currently MIC III A) according to the respective bonus plan for executives of Xerium S.A., to which the Company operatively belongs at this time. The amount and the criteria for entitlement to the annual management bonus are newly determined by the shareholder of the Company on an annual basis. A paid bonus does not represent an automatic entitlement for one or the following years. For the first year, the annual management bonus will be attributed pro rata, dependent on the date of commencement of this contract.

3. The Company shall make available to the employee a Company owned appropriate upper middle-class automobile (according to the applicable Car Policy) for his business and personal use, whereby the Company shall pay all operating costs for the automobile. The employee shall be responsible for any income taxes for such personal use.

4. Expenses for travelling, telephone/telefax, entertainment spent by the employee in the interest of the Company will be reimbursed to the employee by the Company against presentation of receipts, which shall be in accordance with the principles of a prudent businessman.

The Company shall bear the cost of an accident insurance covering the employee during the duration of this employment contract with an insured sum of DEM 500,000.– in case of death and DEM 1,000,000– in case of disability.

In addition, there is a Group insurance covering the liabilities of the employee in connection with his activities as Managing Director, and the Company shall provide for an insurance covering civil and criminal risks in connection with the employee’s use of the Company owned automobile.

IV.

Compensation in case of Illness, Accident Death

1. In case of illness, accident or other disabilities of the employee, the Company shall pay the difference between any health insurance benefits of the employee and his compensation as per III./1. for up to 6 (six) months.

2. In case of illness, accident or other disabilities of the employee, the employee is eligible for MIC according to III/2. up to a duration of 6 (six) months. The MIC will be reduced by 1/12 for any further month of absence due to illness, accident or other disabilities.

3. In the event of the employee’s death during the duration of his employment contract, all surviving dependants shall have a title to continued remuneration as per III./l. above for the month in which the death occurred and the 3 (three) subsequent months.

V.

Vacation

1. The employee is entitled to an annual vacation of 30 (thirty) working days which may be consumed in parts. Saturdays are not working days.

2. The point and time of vacation shall be mutually agreed upon between the employee and the Company, considering the requirements of the Company and the recreation possibilities of the employee. This agreement shall further consider that the vacation is to be consumed until the end of the year in which the entitlement has arisen.

VI.

Secrecy

1. The employee shall not, during the duration of his employment and thereafter, disclose to any third party any business or operational secrets of the Company or an “affiliated company” which have been entrusted or otherwise become known to him, and he shall not for himself or for other persons exploit such business or operational secrets directly or indirectly.

The term “business and operational secrets” includes all business, operational, organisational and technical knowledge, transactions and information which is/are known only to a limited number of persons and which pursuant to the intentions of the Company or an “affiliated company” shall not become known to the public.

2. Business records of any description, including private notes concerning Company affairs and activities, including those of an “affiliated company”, shall be used for business purposes only.

3. Business and operational records which are in the possession of the employee within the scope of his employment shall be carefully kept and shall be returned to the Company any time upon request, at the latest upon termination of the employment. The same applies to any other items owned or controlled by the Company which are in the direct or indirect possession of the employee. The assertion of any right or retention by the employee in respect of the said records shall be excluded.

VII.

Competitive Clause

1. During the duration of this employment contract, the employee shall not in any form (paid or unpaid) work for, any company which is directly or indirectly in competition or has business relations with the Company. The maximum extent to which the employee may become linked to or take an interest in a company which is directly or indirectly in competition or has business relations with the Company is one where the employee does not have any influence and does thus not risk any conflict of interest.

2. The same applies for the duration of 12 (twelve) months following the termination of the employment contract. This competition clause refers to the area of paper machine clothing. During the duration of the competition clause following the termination of the employment contract, the employee is entitled to a compensation in the amount of 50 % of his fixed monthly salary (excluding the management bonus MIC) paid during the last year of his employment with the Company. This compensation becomes due at the end of each month. Any income the employee gets from any other occupation during this period will be deducted from the compensation.

3. The Company is entitled to waive in writing and before the employment contract ends, the provisions of the competitive clause which applies to the time following the employment. In such case, the Company’s obligation to pay the employee the above compensation shall cease 3(three) months upon receipt of the waiver by the employee.

VIII.

General

1. Amendments or additions to this employment contract must be in writing in order to be valid. The same shall apply to an amendment or repeal of this provision.

2. Should any provision of this employment contract be or become invalid, the validity of the other provisions shall remain unaffected thereby. The invalid provision shall be replaced by a valid provision that comes as close as possible to the spirit and purpose of the invalid provision.

3. Any assignment or other disposition of rights or obligations under this employment contract requires prior written consent of the other party.

4. The place of performance and, in so far as legally permissible, of jurisdiction is the registered headquarters of the Company. This employment contract shall be governed by German law.

5. This employment contract is executed in duplicate, one executed copy of the contract to be furnished to the Company and one to the employee. For the convenience of the Company’s shareholder, an English language version of this contract is herewith included by reference. In case of deviations, the German language version shall prevail.